                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A

                               AMENDMENT NO. 1 TO
                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):    July 19, 2002
                                                   ------------------


                        CHILDTIME LEARNING CENTERS, INC.
                        --------------------------------
             (Exact name of registrant as specified in its Charter)


        Michigan                        0-27656                  38-3261854
----------------------------  ----------------------------  --------------------
(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)                File Number)           Identification No.)



38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan          48335
--------------------------------------------------------------         --------
       (Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code            (248) 476-3200
                                                   -----------------------------


                                 Not applicable
     ----------------------------------------------------------------------
          (Former name or former address, if changed since last report)

         On August 6, 2002, Childtime Learning Centers, Inc. ("Childtime") filed a Current Report on Form 8-K to report its acquisition of Tutor Time Learning Systems, Inc. on July 19, 2002. Pursuant to Item 7 of Form 8-K, Childtime indicated that it would file certain financial information under Item 7 no later than the date required. This Amendment is filed to provide the required financial information, to amend the language of Sections (a) and (b) of Item 7 and to add an Exhibit to Section (c) of Item 7.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Businesses Acquired.

         The following financial statements are filed as a part of this
Amendment:

                  Audited Financial Statements of Tutor Time Learning Systems, Inc. and Subsidiaries:

                           Consolidated Balance Sheets
                           Consolidated Statements of Operations
                           Consolidated Statements of Shareholders' Deficiency Consolidated Statements of Cash Flows
                           Notes to Consolidated Financial Statements

                  Unaudited Financial Statements of Tutor Time Learning Systems, Inc. and Subsidiaries (Not Reviewed by Independent Certified Public Accountants):

                           Condensed Consolidated Balance Sheets
                           Condensed Consolidated Statements of Operations Condensed Consolidated Statement of Shareholders' Deficiency
                           Condensed Consolidated Statements of Cash Flows Notes to Condensed Consolidated Financial Statements


         (b)      Pro Forma Financial Information.

         The following pro forma financial information is filed as a part of this Amendment:

                  Pro Forma Unaudited Consolidated Statement of Operations

         (c)      Exhibits.

                            *2.1    Asset Purchase Agreement among TT
                                    Acquisition LLC, Tutor Time Learning
                                    Systems, Inc. and other sellers named
                                    therein, dated as of June 28, 2002.

                                    The schedules and exhibits to the Asset
                                    Purchase Agreement do not contain
                                    information which is material to an
                                    investment decision, therefore, this report does not include such schedules or exhibits. The Asset Purchase Agreement contains a list briefly identifying the contents of the omitted schedules and exhibits. The Company will furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

                            *4.1 Second Amendment to Amended and Restated Credit Agreement dated as of July 19, 2002, between Childtime Childcare, Inc. and Bank One, NA.

                            *4.2 Subordination Agreement dated as of July 19, 2002, among Bank One, NA, Childtime Childcare, Inc. and the subordinated lenders, including the form of Subordinated Promissory Note attached thereto as Schedule B.

                            *10.1 Option grant letter agreement, dated July 19, 2002, among Childtime Learning Centers, Inc., JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P.

                            *99.1 Press release regarding the acquisition of Tutor Time's assets, dated July 22, 2002.

                            *99.2 Press release regarding the appointment of a new President and CEO, dated July 22, 2002.

------------------------
* Previously filed as exhibits to Childtime's Current Report on Form 8-K filed with the Commission on August 6, 2002, and incorporated herein by reference.

INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheets of Tutor Time Learning Systems, Inc. and subsidiaries (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' deficiency, and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our report.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company has filed for reorganization under Chapter 11 of the Federal Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings or plan for liquidation. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, as discussed in Note 1, a substantial portion of the assets of the Company were purchased by Childtime Learning Centers, Inc. and Subsidiaries ("Childtime") in July of 2002 and, subsequently, the Company filed a plan of liquidation for the remaining portion of the net assets and the business not purchased by Childtime. After approval of the plan of liquidation by the Federal Bankruptcy Court, the Company will liquidate its assets and cease all business activities. The consolidated financial statements do not include adjustments that might result from the outcome of the plan of liquidation.

DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida
November 15, 2002 (December 16, 2002 as to the fourth paragraph of Note 1)

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEETS (SEE NOTE 1)
                      (IN THOUSANDS, EXCEPT FOR SHARE DATA)

                                                                                       DECEMBER 31,
                                                                                   2001              2000
ASSETS
CURRENT ASSETS:
   Cash                                                                        $   1,073         $   1,187
   Accounts receivable                                                             2,779             2,655
   Current portion of notes and other receivables                                    384               854
   Prepaid expenses and other current assets                                       1,017             1,882
                                                                              -----------      -----------
    Total current assets                                                           5,253             6,578

PROPERTY AND EQUIPMENT                                                             3,994             7,091

NOTES AND OTHER RECEIVABLES                                                        1,288             1,563

INTANGIBLE AND OTHER ASSETS                                                        9,871            26,665

                                                                              -----------      -----------
TOTAL                                                                          $  20,406         $  41,897
                                                                              ===========      ===========

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
   Accounts and drafts payable                                                 $   8,938         $   4,978
   Accrued legal costs                                                             6,943             1,364
   Current portion of long-term debt                                              15,999             1,234
   Current portion of obligations under capital leases                             3,004             1,163
   Deferred franchise and related fees                                             4,686             4,339
   Accrued expenses and other current liabilities                                  7,066             7,763
                                                                              -----------      -----------
    Total current liabilities                                                     46,636            20,841
                                                                              -----------      -----------

LONG-TERM OBLIGATIONS UNDER CAPITAL LEASES                                           -               2,875
                                                                              -----------      -----------
LONG-TERM DEBT, net of current portion                                               -               7,858
                                                                              -----------      -----------
REDEEMABLE PREFERRED STOCK
   Redeemable Preferred stock, Series A, par value $.01 per share:
    3,000,000 shares authorized;  2,920,962 shares issued and
    outstanding at December 31, 2001 and 2000                                      8,220             8,220
                                                                              -----------      -----------
   Redeemable Preferred stock, Series B, par value $.01 per share:
    6,744,109 shares authorized; all issued and outstanding at
    December 31, 2001 and 2000                                                    33,422            31,399
                                                                              -----------      -----------
   Redeemable Preferred stock, Series C, par value $.01 per share:
    3,500,000 shares authorized; all issued and outstanding at
    December 31, 2001 and 2000                                                    21,747            20,436
                                                                              -----------      -----------

COMMITMENTS AND CONTINGENCIES (Notes 1, 8, and 11)

SHAREHOLDERS' DEFICIENCY

   Common stock, par value $.01 per share: 16,000,000 shares authorized;
    4,469,600 and 4,557,100 shares issued and outstanding at
    December 31, 2001 and 2000, respectively                                          45                45
   Additional paid-in capital                                                      6,235             6,553
   Accumulated deficit                                                           (95,899)          (56,330)
                                                                              -----------      -----------
    Total shareholders' deficiency                                               (89,619)          (49,732)
                                                                              -----------      -----------

TOTAL                                                                          $  20,406         $  41,897
                                                                              ===========      ===========


The accompanying footnotes are an integral part of the consolidated financial statements.

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF OPERATIONS (SEE NOTE 1)
                                 (IN THOUSANDS)



                                                                          YEARS ENDED DECEMBER 31,
                                                               2001               2000               1999

Revenues:
     Net revenues from Company-owned centers                  $   65,377         $   52,795         $   42,969
     Royalties and other recurring fees                            4,981              4,907              3,901
     Franchise, site development and other related fees            2,411              3,290              4,646
                                                          ---------------    ---------------    ---------------
      Total revenues                                              72,769             60,992             51,516
                                                          ---------------    ---------------    ---------------

Operating expenses:
     Operating expenses of Company-owned centers                  60,691             46,403             38,523
     Costs of center development                                   1,708              1,688              1,959
     Provision for doubtful accounts                               2,674                579              1,043
     General and administrative expenses                           9,072              7,370              7,177
     Legal and litigation expenses                                 7,255                338                242
     Impairment charges                                           18,348
     Depreciation and amortization expense                         3,702              3,175              2,980
     Other charges and facility actions                            1,088              (894)            (1,072)

                                                          ---------------    ---------------    ---------------
      Total operating expenses                                   104,538             58,659             50,852
                                                          ---------------    ---------------    ---------------

Operating (loss) earnings before interest expense and           (31,769)              2,333                664
    settlement costs of IRS examination

Interest expense, net                                            (4,466)            (3,227)            (1,883)

Settlement costs of IRS examination                                                 (1,665)
                                                          ---------------    ---------------    ---------------

Loss before income taxes, extraordinary item and
    cumulative effect of accounting change                      (36,235)            (2,559)            (1,219)

Provision for state income taxes                                                      (100)
                                                          ---------------    ---------------    ---------------
Loss before extraordinary item and cumulative effect of
     accounting change                                          (36,235)            (2,659)            (1,219)

Extraordinary item -- gain on early extinguishment of
     debt                                                                              950
                                                          ---------------    ---------------    ---------------
Loss before cumulative effect of accounting change              (36,235)            (1,709)            (1,219)

Cumulative effect of changing to different revenue
    recognition methods                                                               (876)
                                                          ---------------    ---------------    ---------------

Net loss                                                     $  (36,235)        $   (2,585)        $   (1,219)
                                                          ===============    ===============    ===============

Pro forma amounts, assuming the new revenue recognition
methods are applied retroactively:
    Loss before extraordinary item                                              $   (2,659)        $   (1,532)
    Net loss                                                                    $   (1,709)        $   (1,532)


The accompanying footnotes are an integral part of the consolidated financial statements.

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIENCY (SEE NOTE 1)
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                               ADDITIONAL
                                                      COMMON STOCK               PAID-IN          ACCUMULATED
                                                 SHARES          AMOUNT          CAPITAL            DEFICIT              TOTAL
                                            ------------------------------------------------------------------------------------
Balance at December 31,
1998                                          4,347,975           $  43          $ 2,711            $(45,752)           $(42,998)

     Issuance of common stock                     4,000                               14                                      14

     Common stock repurchased
      and retired                               (11,875)                             (45)                                    (45)

   Cumulative dividends on
     Series B and C  preferred
     stock                                                                                            (3,335)             (3,335)

     Net loss                                                                                         (1,219)             (1,219)
                                            ------------------------------------------------------------------------------------

Balance at December 31, 1999                  4,340,100              43            2,680             (50,306)            (47,583)

     Issuance of common stock                   234,500               2              818                                     820

     Issuance of warrants in
      connection with credit
      facility                                                                     3,055                                   3,055

     Common stock repurchased
      and retired                               (17,500)                                                (105)               (105)

     Cumulative dividends on
      Series B and C preferred
      stock                                                                                           (3,334)             (3,334)

     Net loss                                                                                         (2,585)             (2,585)
                                            ------------------------------------------------------------------------------------

Balance at December 31,
2000                                          4,557,100              45            6,553             (56,330)            (49,732)

     Issuance of common stock

     Issuance of warrants in
      connection with credit facility                                                  31                                     31

     Common stock repurchased
      and retired                                (87,500)                            (349)                                  (349)

   Cumulative dividends on
     Series B and C preferred
     stock                                                                                            (3,334)             (3,334)

   Net loss                                                                                          (36,235)            (36,235)
                                            ------------------------------------------------------------------------------------

Balance at December 31, 2001                  4,469,600           $  45          $ 6,235           $ (95,899)          $ (89,619)
                                            ====================================================================================


The accompanying footnotes are an integral part of the consolidated financial statements.

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (SEE NOTE 1)
                                 (IN THOUSANDS)

                                                                                                 YEARS ENDED DECEMBER 31,
                                                                                             2001          2000          1999
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                               $(36,235)     $ (2,585)     $ (1,219)
   Adjustments to reconcile net income to net cash (used in) provided by operating activities of continuing operations:
           Extraordinary item - gain on early extinguishment of debt                                        (950)
           Change in revenue recognition cumulative effect on prior years                                    876
           Depreciation and amortization                                                     3,702         3,175         2,980
           Amortization of credit facility fees                                              2,274         1,780
           Provision for doubtful accounts                                                   2,674           579         1,043
           Losses (gains) from facility actions and provisions for losses including
                impairment charges on leaseholds, equipment and intangible assets           19,436          (887)       (2,253)
           Changes in operating assets and liabilities:
               Accounts, notes and other receivables                                        (2,052)           83         1,010
               Prepaid expenses and other current assets                                        78        (1,496)         (187)
               Other assets                                                                    109            39           (18)
               Accounts and drafts payable                                                   3,960         1,953          (303)
               Accrued expenses and other current assets                                     5,233           350        (3,335)
               Deferred franchise and related fees                                             242            73        (1,155)
                                                                                          --------      --------      --------
     Net cash (used in) provided by operating activities of                                   (579)        2,990        (3,437)
        continuing operations
     Cash used in discontinued operations                                                                               (2,557)
                                                                                          --------      --------      --------
     Net cash (used in) provided by operating activities                                      (579)        2,990        (5,994)
                                                                                          --------      --------      --------


CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of franchises                                                                (1,355)       (2,694)         (220)
   Capital spending                                                                         (1,233)         (752)         (848)
   Proceeds from refranchising of Learning Centers                                                                       1,343
                                                                                          --------      --------      --------
         Net cash (used in) provided by investing activities                                (2,588)       (3,446)          275
                                                                                          --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under long-term debt                                                           6,348         8,841
   Repayments under long-term debt                                                          (1,489)       (5,969)       (1,033)
   Payments made for repurchase of common stock                                               (122)
   Financing costs paid                                                                       (650)       (1,174)
   Repayments of obligations under capital leases                                           (1,034)       (1,195)       (1,107)
                                                                                          --------      --------      --------
         Net cash provided by (used in) financing activities                                 3,053           503        (2,140)
                                                                                          --------      --------      --------

NET (DECREASE)  INCREASE IN CASH                                                              (114)           47        (7,859)
CASH, BEGINNING OF YEAR                                                                      1,187         1,140         8,999
                                                                                          --------      --------      --------
CASH, END OF YEAR                                                                         $  1,073      $  1,187      $  1,140
                                                                                          ========      ========      ========

Supplemental information:
     Cash paid for interest                                                               $  1,638      $    785      $    795
                                                                                          ========      ========      ========

Acquisitions of franchises:
   Goodwill recorded                                                                      $  2,073      $  6,266      $  2,075
   Fair value of assets acquired                                                                50           117
   Borrowings of long-term debt and liabilities assumed                                       (699)       (2,667)         (761)
   Notes and accounts receivable extinguished                                                               (236)       (1,094)
   Common stock issued                                                                                      (611)
   Other non-cash items                                                                        (69)         (175)
                                                                                          --------      --------      --------
                                                                                          $  1,355      $  2,694      $    220
                                                                                          ========      ========      ========

Non-cash transactions (See Notes 19 and 20)
The accompanying footnotes are an integral part of the consolidated financial statements.

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

NOTE 1 - SUBSEQUENT EVENT -- VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11

On May 10, 2002, Tutor Time Learning Systems, Inc. and subsidiaries (the "Company") filed (the "Filing") voluntary petitions with the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The case numbers are 02-23563-BKC-PGH through 02-23576-BKC-PGH. Substantially all of the Company assets and select liabilities were purchased on July 19, 2002 by TT Acquisition, LLC, a wholly owned, indirect subsidiary of Childtime Learning Centers, Inc. ("Childtime") in a sale approved by the Bankruptcy Court.

On July 19, 2002, Childtime acquired substantially all of the assets of the Company for an aggregate purchase price of approximately $22,400,000 plus the assumption of certain liabilities. The acquisition was consummated pursuant to an asset purchase agreement dated as of June 28, 2002, approved by the Bankruptcy Court. The assets acquired by Childtime consisted of substantially all of the assets and contract rights used by the Company in its child care operations, which were comprised of 198 company-owned and franchised child care centers operating in 23 states and internationally. As of December 31, 2001, the Company had a shareholders' deficiency of approximately $89.6 million. The liabilities of the Company as of December 31, 2001 do not reflect the claims made pursuant to the Bankruptcy Court proceedings. Claims filed and the allowed amounts related to the Bankruptcy Court proceedings could differ significantly. The Company and/or its subsidiaries are involved in various other lawsuits arising from operations. Amounts were accrued for pending and potential litigation related to various operations of the business but are not intended to reflect the possible outcome of bankruptcy or liquidation proceedings. As a result of the Filing, certain lawsuits are stayed automatically under the Bankruptcy Code.

In October 2002, the Company filed its disclosure statement and plan for liquidation. A Liquidating Trustee will be appointed to oversee the orderly liquidation of the Company's assets. After allowing for objections to claims, the Company anticipates the liquidation will be completed no later than the end of the second quarter 2003. Upon completion of the approved liquidation plan, the Company will cease all business activities.

The Liquidation Plan was approved and affirmed at a confirmation hearing on December 16, 2002.

However, since the bankruptcy filing occurred subsequent to December 31, 2001, the accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

Substantially all of the Company's prepetition debt is now in default due to the Filing and the Company's inability to meet certain required financial covenants. Although the Filing occurred after year end, the accompanying consolidated financial statements reflect the classification of all debt as a current liability.



NOTE 2 -- DESCRIPTION OF BUSINESS

Prior to May 10, 2002, the Company operated, franchised and supervised the real estate development of education based childcare learning centers under the name "Tutor Time Child Care Learning Centers" ("Learning Centers"). As of December 31, 2001,Tutor Time operated and franchised a total of 217 Learning Centers located in 25 states in the United States, three centers located in Indonesia, two in Hong Kong and one in Canada. Of the 217 centers in operation as of December 31, 2001, 133 were franchised and 84 were Company-owned. The Company had an additional 58 centers in development at that date. The Company was also engaged in the operation of a private school located in Boca Raton, Florida ("Boca Prep"). Boca Prep commenced operations in 1997, and in 1998, the Company decided to dispose of its private school operations. The divestiture of this operation was completed in August 1999. Cash used in connection with the divestiture of Boca Prep amounted to approximately $2.6 million in 1999.

On May 10, 2002, the Company filed for bankruptcy, after which in July of 2002, Childtime purchased 134 franchise agreements and 64 company-owned centers (of which 59 were open and operating). See Note 1.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


A. PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts and balances of Tutor Time Learning Systems, Inc. and its wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

B. USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates contained in the consolidated financial statements include the allowance for doubtful accounts, the estimate for lease guarantee liabilities, and litigation exposures.

C. PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company, pursuant to SFAS No.13, Accounting for Leases, capitalizes certain leases for its Company operated Learning Centers and computer equipment. Depreciation and amortization of buildings, leasehold improvements and equipment is provided on the straight-line basis over the lesser of the estimated useful lives of such assets or the lease term.

Property and equipment are depreciated and amortized as follows:

     - Buildings and leasehold improvements - over the shorter of the primary lease term or life of the building.
     -   Equipment - over five years
     -   Computer equipment and software - over three to five years

D. INTANGIBLES AND OTHER ASSETS

Intangibles and other assets consist primarily of the excess cost over the fair values of the net assets of reacquired territories, franchises and Learning Centers (goodwill), security deposits and deferred commissions. Goodwill arising from the reacquired franchises and territories and Learning Centers is amortized on a straight-line basis over 10 - 20 years. Deferred commissions are the direct costs of granting franchises and are expensed simultaneously with the recognition of deferred fees (see Note 10).

E. DEFERRED FRANCHISE AND RELATED FEES

Deferred franchise and related fees represent deferred franchise and site development fees, which are recognized as revenue when the franchise center receives a certificate of occupancy. Real estate commissions for Company-owned centers are deferred and amortized over the primary term of the related leases. Real estate commissions for franchised centers are deferred and recognized upon receipt of the building permit (see Note 18).

F. REVENUE RECOGNITION

The Company applies SFAS No. 45, Accounting for Franchisee Fee Revenue, in accounting for franchise-related revenue. Revenue from Company-owned Learning Centers, net of discounts, is recognized in the period the childcare services were provided. Revenue derived from initial franchise fees and site development fees is recognized when the franchise center receives a certificate of occupancy. The franchise and site development fees provide the franchisee with the right to utilize the "Tutor Time" name and related logos, operational training and a "turnkey" childcare facility. Royalties are based on a percentage of the franchisees' revenue and are accrued as earned. Real estate commissions for franchise Learning Centers are recognized when the building permit is received. Real estate commissions for Company-owned Learning Centers are deferred and amortized against rent expense over the primary lease term. Other fees are recognized when the service is provided. Territorial fees, or the exclusive right to develop the Tutor Time name within a specific international geographic area, are recognized upon the execution of the agreement unless collectibility is not reasonably assured at which time such revenue is recognized as the cash is received (see Note 18).

G. INCOME TAXES

The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

H. IMPAIRMENT OF LONG-LIVED ASSETS

The Company accounts for the impairment of long-lived assets under SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets is measured by comparison of the carrying amount of the asset to net undiscounted future cash flows expected to be generated from the asset (see Note 10).

I. RISK CONCENTRATION

Accounts and notes receivable are the principal financial instruments which subject the Company to concentration of credit risk. Concentration of credit risk is somewhat limited due to the Company's large number, diversity and dispersion of customers. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts and notes receivable. Revenues from federal and state child care assistance programs represent a significant portion of total revenues. For 2001, 2000 and 1999, federal and state assistance revenues were approximately $9.8 million (13%), $7.3 million (12%) and $4.1 million (8%), respectively.

J. PRE-OPENING COSTS

Pre-opening costs are expensed as incurred.

K. SEGMENT REPORTING

The Company organizes itself as one segment for reporting purposes.

L. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. SFAS No. 141 requires, among other things, that the purchase method of accounting for business combinations be used for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires, among other things, that goodwill and other indefinite-lived intangible assets no longer be amortized and that such assets be tested for possible impairment at least annually. The Company does not anticipate that SFAS No. 142 will have a material effect on the Company's consolidated financial statements. In accordance with SFAS No. 142, the Company will no longer record amortization expense of approximately $1.5 million related to goodwill. Other intangible assets will continue to be amortized over their useful lives.


In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. SFAS No. 143 is not expected to have a material effect on the Company's consolidated financial statements.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001, by the FASB and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121 on the same topic and establishes an accounting model for the impairment of long-lived assets. The Company does not expect SFAS No. 144 to have a material effect on the Company's consolidated financial statements.

M. RECLASSIFICATIONS

Certain amounts for 2000 and 1999 have been reclassified to conform to the presentation adopted in 2001.


NOTE 4 -- RECEIVABLES

Accounts receivable consist of the following (in thousands):

                                                                                         December 31,
                                                                           2001                                2000
     Franchise-related fees                                            $   3,594                          $    3,891
     Real estate commissions                                               2,828                               3,848
     Architectural fees and other fees                                     3,132                               4,524
     Tuition from Company-owned Learning Centers                           3,148                               1,593
                                                                   --------------                     ---------------
                                                                          12,702                              13,856
     Less: deferred fees                                                  (6,075)                             (9,606)
           allowance for doubtful accounts                                (3,848)                             (1,595)
                                                                   --------------                     ---------------
                                                                       $   2,779                          $    2,655
                                                                   ==============                     ===============

Deferred fees represent a portion of the receivable from franchisees and landlords, which will be recognized as revenue when earned.


Notes and other receivables consist of the following (in thousands):

                                                                                          December 31,
                                                                            2001                                2000
  Installment notes related to territories, collateralized by territories, bearing interest at rates ranging from 8%-9%,
       payable monthly or quarterly                                    $   1,313                          $    1,681
  Installment notes, collateralized by childcare centers, bearing interest at rates ranging from 6%-12%, payable monthly or
       quarterly                                                             414                                 708
  Real estate commissions and other                                          412                                 421
                                                                   --------------                     ---------------
                                                                           2,139                               2,810
  Less: allowance for doubtful accounts                                    (467)                               (393)
                                                                   --------------                     ---------------
                                                                           1,672                               2,417
  Less: current portion                                                    (384)                               (854)
                                                                   --------------                     ---------------
  Long-term portion                                                    $   1,288                          $    1,563
                                                                   ==============                     ===============


Installment notes are due from franchisees for the purchase of a Learning Center or a territory. The long-term portion represents amounts due after one year.

The allowance for doubtful accounts relates to both accounts receivable and notes and other receivables and is summarized as follows (in thousands):

                                                                                   Years ended December 31,
                                                                           2001              2000              1999
  Allowance for doubtful accounts, beginning of year                   $   1,988        $   2,547         $    3,382
  Provision for bad debts                                                  2,674              579              1,043
  Accounts written off                                                     (347)          (1,138)            (1,878)
                                                                   --------------    -------------    ---------------
  Allowance for doubtful accounts, end of year                         $   4,315        $   1,988         $    2,547
                                                                   ==============    =============    ===============

NOTE 5 -- PROPERTY AND EQUIPMENT

The Company recorded an impairment charge related to property and equipment of $1.9 million during 2001 (see Note 10). Depreciation expense was $2.2 million, $2.0 million, and $1.9 million in the years 2001, 2000, and 1999, respectively. Property and equipment consists of the following (in thousands):

                                                                                  December 31,
                                                                         2001                          2000
   Property acquired through capital leases                           $   4,809                  $    6,270
   Building and leasehold improvements                                    1,151                       1,324
   Equipment and other                                                    2,902                       3,361
                                                               --------------------------------------------
                                                                          8,862                      10,955
   Less: accumulated depreciation                                       (4,868)                     (3,864)
                                                               --------------------------------------------
                                                                      $   3,994                  $    7,091
                                                               ============================================

Property acquired through capital leases consist of the following (in thousands):

                                                                                   December 31,
                                                                          2001                         2000
   Building                                                           $   1,365                   $   2,776
   Equipment                                                              3,444                       3,494
                                                               --------------------------------------------
                                                                          4,809                       6,270
   Less: accumulated depreciation                                       (2,813)                     (2,063)
                                                               --------------------------------------------
                                                                      $   1,996                   $   4,207
                                                               ============================================


NOTE 6 -- INTANGIBLE AND OTHER ASSETS

The Company recorded an impairment charge of $16.4 million related to intangible and other assets during 2001 (see Note 10). Amortization expense was $1.5 million, $1.2 million, and $1.1 million in the years 2001, 2000, and 1999, respectively. Intangible and other assets consist of the following (in thousands):


                                                 December 31,
                                           2001               2000
    Goodwill                               $   9,820          $   28,106
    Security deposits                          1,130                 996
    Deferred commissions                          83                 292
    Other                                         25                  27
                                       --------------    ----------------
                                              11,058              29,421
    Less: accumulated amortization           (1,187)             (2,756)
                                       --------------    ----------------
                                           $   9,871          $   26,665
                                       ==============    ================


NOTE 7 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):


                                                                    December 31,
                                                                 2001                2000
    Accrued payroll and payroll-related expenses              $   1,101          $    1,896
    Liability for severance costs                                   705               1,245
    Security and tuition deposits                                 1,243                 860
    Accrued income tax expense                                      864                 947
    National advertising fund liability                             801                 185
    Accrued interest                                                221                 103
    Other                                                         2,131               2,527
                                                        ----------------    ----------------
                                                              $   7,066          $    7,763
                                                        ================   =================

NOTE 8 -- LEASES

The Company leases its Company-owned Learning Centers, corporate offices and various equipment. As of December 31, 2001, the future minimum rentals under noncancelable leases are as follows (in thousands):

                                                                      Capitalized        Operating
                                                                         Leases            Leases
                                    2002                                   $   732        $   15,342
                                    2003                                       585            15,598
                                    2004                                       451            15,259
                                    2005                                       460            14,752
                                    2006                                       470            14,094
                              Thereafter                                     2,116           113,994
                                                                      -------------    --------------
                                                                             4,814       $   189,039
Less: amount representing interest portion                                  (1,810)    ==============
                                                                      -------------
Present value of net minimum obligations                                 $   3,004
                                                                      =============



Rent expense for operating leases was $13.1 million, $10.0 million and $7.4 million in each of the years ended December 31, 2001, 2000 and 1999, respectively.

NOTE 9 -- DEBT

Debt consists of the following (in thousands):


                                                                                                                 December 31,
                                                                                                           2001               2000
Credit facility due September 2003, bearing interest at 3.0 percentage points
   above prime, minimum interest rate of 11.25% (11.25 % at December 31)(a)                              $ 13,507          $  7,702
Promissory Notes due between 2005 and 2007, bearing interest at 8%-10%,
   payable monthly(b)                                                                                       1,715             1,618
Promissory Notes due 2011, bearing interest at 8%, payable monthly(b)                                         690               737
Various promissory notes with interest rates ranging from noninterest bearing
   to 13%, maturities from due on demand to four years                                                        435               910
                                                                                                        ---------           -------
                                                                                                           16,347            10,967
Less: unamortized value of a warrant issued in connection with the credit facility                           (348)           (1,875)
                                                                                                        ---------           -------
                                                                                                           15,999             9,092
Less: current maturities of long-term debt(c)                                                             (15,999)           (1,234)
                                                                                                        ---------           -------
Long-term debt balance                                                                                  $      -            $ 7,858
                                                                                                        =========           =======


(a) In March 2001, the Company extended and increased its existing credit facility from $12 million to $20 million. The commitment for the revolving credit portion was increased from $7 million to $12 million and the acquisition loan portion was increased from $5 million to $8 million. The original credit agreement occurred in March of 2000 and included the issuance of a common stock purchase warrant to the lender for the purchase of 875,259 common shares at a purchase price of $.01 per share. The warrant expires in 2005 and is being amortized over the term of the credit facility. The fair value of the warrant was recorded as a reduction of debt and an increase in additional paid-in capital.

    The lender has a first priority security interest on all the assets of the Company. The financing agreement has certain restrictions and financial covenants which must be maintained by the Company, including, among others, achieving certain quarterly levels of EBITDA. As of December 31, 2001, the Company was not in compliance with certain financial covenants of the agreement.

(b) Promissory notes were issued in connection with certain acquisitions of franchise centers in 2001 and 2000.

(c) Given the Company's lack of liquidity and failure to comply with its debt covenants, all outstanding debt as of December 31, 2001 has been classified as current.

NOTE 10 -- LONG-LIVED ASSET IMPAIRMENT

The Company accounts for long-lived assets pursuant to SFAS 121. During 2001, as a result of the actual and planned closing, abandonment, and sale of certain Company centers and assets subsequent to fiscal year end, the Company determined goodwill and fixed assets were impaired. The amount of the impairment charge considered the undiscounted future cash flows and the subsequent sale price of the assets to Childtime (see Note 1) relative to the carrying value of the assets. As such, the Company recorded a charge of $16.4 million and $1.9 million related to the impairment of goodwill and fixed assets, respectively.

NOTE 11 -- LITIGATION, COMMITMENTS AND CONTINGENCIES

The Company is involved extensively in lawsuits with various vendors, customers, and landlords. Certain consolidated subsidiaries are guarantors on approximately 110 leases operated by franchisees with annual rentals per center averaging approximately $155,000 with lease terms of approximately 12-15 years. As discussed in Note 1, the Company filed for bankruptcy on May 10, 2002. As of December 31, 2001, the Company has established an accrual of approximately $6.9 million for the anticipated costs in connection with pending litigation and related anticipated legal fees for defending such actions. The amount of the accrual represents the estimated losses incurred by the Company resulting from lawsuits filed against the Company but does not purport to reflect the outcome of the bankruptcy or liquidation proceedings.

NOTE 12 -- REDEEMABLE PREFERRED STOCK


No dividends are payable on the Series A Preferred Stock. The Series A preferred is convertible into common stock of the Company at the option of the holder on a share for share basis. This preferred stock has voting rights equivalent to those of the common stock.

Each holder of the Series B or C Preferred Stock has a right at any time to convert its shares of Series B or C Preferred Stock, respectively, into fully paid and non assessable shares of common stock. At any time after February 13, 2005, upon written request by any holder of Series B or C Preferred Stock, the Company is required upon such request, to redeem the amount of the shares specified in such request. The redemption value for each share of (i) Series B or C Preferred Stock will be the greater of (A) $4.00 or $5.00 per share for Series B or C Preferred Stock, respectively, plus all accrued but unpaid dividends thereon and (B) the Fair Market Value Per Share (as such term is defined in the Restated Articles of Incorporation) as of the date of request times the number of shares of common stock into which such share of Series B or C Preferred Stock is convertible. If funds of the Company are insufficient to redeem the number of shares of Series B or C Preferred Stock, the holders of such shares will share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be redeemed on the applicable redemption rate were redeemed in full.

Holders of Series B or C Preferred Stock are entitled to receive cumulative dividends at the rate of $0.30 or $0.375 for Series B or C Preferred Stock, respectively. Dividends on Series B or C Preferred Stock are cumulative so that if such dividends are not paid or declared, the deficiency will first be fully paid before any dividend or other distribution will be paid or declared and set apart for the holders of Series A Preferred Stock or common stock. Upon conversion of any shares of Series B or C Preferred Stock, all such accrued and unpaid cumulative dividends on such shares of Series B or C Preferred Stock to and until the date of such conversion are cancelled and will not be due and payable. In the event the Board of Directors declares a dividend payable on the then outstanding shares of common stock (other than a stock dividend on the common stock distributed solely in the form of additional shares of common stock), each holder of shares of Series A, B and C Preferred Stock will be entitled to the amount of dividends equal to the amount which would be paid on Series A, B and C Preferred Stock if the Series A, B and C Preferred Stock had been converted into common stock immediately prior to the record date for the dividend on the common stock.

NOTE 13 -- STOCK OPTIONS AND WARRANTS


The Company has a stock option plan for certain of its employees, with each grant of options subject to Board of Directors' approval. Under the plan, 2,360,000 shares are authorized for issuance with a vesting period of up to five years. In 2000, the Company granted 72,974 options to certain employees to purchase its common stock under the stock option plan at an exercise price of $0.01. These shares were issued in lieu of a portion of the 1999 bonus plan to certain employees and approximately $0.3 million in compensation expense was recorded in 1999 relating to this bonus plan portion. In 2001 and 2000, no additional compensation expense has been recorded in the accompanying consolidated statements of operations as the exercise price of the options granted, excluding those discussed above, approximated the fair value of the Company's common stock as of the date of grant.

In connection with the credit facility entered into in March 2000, a common stock purchase warrant was issued to the lender for the purchase of 875,259 common shares at a purchase price of $0.01 per share and expires in 2005. The fair value of the warrant issued to the lender of $3.1 million was recorded as a reduction to the amount payable under the credit facility and is being amortized over the life of the credit facility (see Notes 17 and 19 for additional information related to common stock warrants).

Transactions involving stock options and warrants issued are summarized as follows:

                                                         Weighted                   Weighted
                                                          Average                    Average
                                                          Exercise                   Exercise
                                           Options         Price      Warrants        Price

   Outstanding at December 31, 1999      1,018,050      $   3.77      343,300      $   4.14
   Granted                                 845,975          3.18    1,368,984          2.29
   Cancelled                              (205,836)        (4.05)     (30,000)        (5.00)

                                         ---------      --------    ---------      --------
   Outstanding at December 31, 2000      1,658,189          3.41    1,682,284          2.62
   Granted                                 312,187          3.75       18,725          1.87
   Cancelled                              (495,153)        (3.56)
                                         ---------      --------    ---------      --------

   Outstanding at December 31, 2001      1,475,223      $   3.43    1,701,009      $   2.61
                                         =========      ========    =========      ========

None of the above options or warrants were exercised as of December 31, 2001.

In accordance with the provisions of SFAS No. 123, the Company has elected to continue to account for stock-based compensation under the intrinsic value based method of accounting described by APB No. 25. Under APB No. 25, generally, no cost is recorded for stock options issued to employees unless the option price is below market at the time options are granted.


The Filing, imminent cessation of business and subsequent sale of substantially all of the Company's assets to Childtime (see Note 1) cause the existing stock, options and warrants to purchase stock to be of no value. Consequently, further detailed information with respect to employee stock options and awards is not presented.

NOTE 14 -- OTHER CHARGES AND FACILITY ACTIONS

Other charges and facility actions, net, consist of the following (in thousands):

                                                                                                   Years ended December 31,
                                                                                            2001             2000             1999

   Losses on centers closed or sold during the year                                      $ 1,091           $   --             $  --
   Gain on cancellation of capitalized leases                                                (30)            (887)           (1,124)
   Gain on joint venture equity interests in certain Learning Centers (see Note 19)                          (161)           (1,130)
   Severance costs (a)                                                                                                        1,225
   Other                                                                                      27              154               (43)


                                                                                   --------------     ------------    --------------
                                                                                         $ 1,088           $ (894)         $ (1,072)
                                                                                   ==============     ============    ==============


(a) Amounts primarily relate to costs associated with the termination of certain senior executives in 1999.


NOTE 15 -- INCOME TAXES


No income tax provision was recorded in 1999 or 2001. No federal income tax expense was recorded as a result of a consolidated loss for 2000. However, the Company recorded a $0.1 million provision for certain state tax jurisdictions.

Deferred tax assets are as follows (in thousands):

                                                                                                  December 31,
                                                                                             2001              2000
    Net operating loss carryforwards ("NOL")                                              $  9,489      $      5,928
    Allowance for doubtful accounts                                                          1,619             1,955
    Provision for impairment charges                                                         2,780
    Accrued expenses                                                                           721             1,702
    Provision for litigation reserve                                                         2,494
    Depreciation and amortization expense                                                      792             1,095
    Deferred revenue                                                                         2,896             2,769
    Capital lease adjustment on real property                                                  227               127
    Other                                                                                    1,909               596
    Less: valuation allowance                                                              (22,927)          (14,172)

                                                                                       ------------    --------------
                                                                                       $       -         $      -
                                                                                       ============    ==============


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The Company has recorded a valuation allowance for its total deferred tax assets as it does not believe that it is more likely than not that the related benefit will be realized.

The provision for federal, state and local income taxes differs from statutory tax expense computed by applying the U.S. federal corporate tax rate to loss before income taxes as follows:

                                                                                 Years ended December 31,
                                                                         2001              2000               1999
  Statutory federal income tax rate                                    (34.0)%            (34.0)%            (34.0)%
  State and local taxes                                                  0.4                0.4               (3.6)
  Nondeductible goodwill amortization                                   12.0               11.7               12.3
  Other                                                                  0.2                2.0                1.2
  Valuation allowance                                                   21.4               23.9               24.1
                                                                     ----------    ---------------    ---------------
                                                                         0.0                4.0                0.0
                                                                     ==========    ===============    ===============


At December 31, 2001, NOL carryforwards of approximately $25.2 million were available for Federal reporting purposes. The NOL carryforwards begin to expire in varying amounts in 2010.

The Company's 1994 through 1998 federal income tax returns have been examined by the Internal Revenue Service ("IRS"). In October 2000, the Company entered into an agreement with the IRS, by signing an Income Tax Examination Change Agreement. This agreement closes the examination resulting in an assessment of tax and interest of approximately $0.2 million associated with prior year's returns (see Note 16).


NOTE 16 -- SETTLEMENT COSTS OF IRS EXAMINATION


During 2000, in connection with the IRS examination, the Company was assessed approximately $0.2 million in tax and interest associated with prior years' returns. The Company also expects to be assessed approximately $0.6 million in state and local penalties and interest relating to prior years' state income tax returns as a result of the IRS settlement. In addition, the Company incurred approximately $0.9 million for consulting fees related to the examination.

NOTE 17 -- EXTRAORDINARY ITEM


During 2000, the Company retired a $4.5 million promissory note due 2009 for approximately $3.6 million, and also issued warrants for the purchase of 475,000 common shares at a purchase price of $6.50 per share, which expire at the earlier of five years after an initial public offering or September 2009. In connection with this early extinguishment of debt, approximately $0.9 million was recorded as an extraordinary gain.

NOTE 18 -- CUMULATIVE EFFECT OF CHANGING REVENUE RECOGNITION METHODS


In 2000, real estate commission revenue for franchising Learning Centers was recognized when the franchise center received a building permit with respect to that location. Previously, real estate commission revenue for franchise Learning Centers was recognized when an executed lease contained no contingencies, which was generally obtained prior to receiving a building permit. The new method of revenue recognition was adopted to account for the change in focus with respect to the Company's real estate development philosophy and reflect a higher probability of Learning Centers ultimately opening, and has been applied retroactively to franchise Learning Center leases executed in 1998 and 1999. The effect of the change in 1998 and 1999 was to decrease revenue and operating earnings by approximately $0.5 million and $0.2 million, respectively. For the year ended December 31, 2000, operating earnings would increase $0.5 million if the policy had not changed.

In 2000, the Company changed certain revenue recognition policies to conform to Staff Accounting Bulletin No.101, Revenue Recognition in Financial Statements ("SAB No. 101") issued in December 1999 by the Securities and Exchange Commission. SAB No. 101 allows companies to report any changes in revenue recognition related to conformity to its provisions as a change in accounting at the time of implementation in accordance with Accounting Principles Board Opinion No. 20, Accounting Changes. As a result, nonrefundable registration and education fees are now deferred and amortized over the estimated enrollment period, not to exceed 12 months. The effect of the change in 1999 was to decrease revenue and operating earnings by approximately $0.2 million. For the year ended December 31, 2000; operating earnings would increase an additional $0.2 million if this policy had not changed.


NOTE 19 -- ACQUISITIONS AND REFRANCHISINGS


ACQUISITIONS OF FRANCHISES
During the first half of 2001, the Company purchased three Learning Centers for $0.7 million of which $0.4 million was in the form of promissory notes. All of the purchase price was recorded as goodwill and has been amortized over 20 years.

During 2000, the Company completed the acquisition of nine Learning Centers. The aggregate purchase price for these Learning Centers was approximately $4.6 million and was recorded as goodwill and has been amortized over 20 years, in addition to $0.1 million in fixed assets. In connection with these purchases, the Company entered into promissory notes totaling $2.6 million, and issued 20,000 shares of Company stock.

ACQUISITIONS OF ZONES AND MASTER FRANCHISES
In 1999, the Company entered into a purchase and sale agreement to reacquire a zone developer that owned the rights to develop Tutor Time Learning Centers. The purchase price consisted of less than $0.1 million in cash, $0.2 million in the form of a new promissory note, and the discharge of $0.2 million note receivable. Goodwill of approximately $0.4 million was recorded and is being amortized over 20 years.

In August 1999, the Company entered into a termination agreement with the zone developer for certain Minnesota counties surrounding Minneapolis/St. Paul. In connection with this agreement, the former zone developer, now a franchisee, maintains the exclusive right to build and open centers in the territory through August 31, 2001. In addition, the Company agreed to pay $0.1 million and the amount was recorded as goodwill and is being amortized over 20 years.

In addition, in September 1999, the Company entered into a termination agreement for a limited zone development agreement whereas the Company reacquired the rights to develop Tutor Time Learning Centers in the Maryland and surrounding area. In connection with this agreement, a

$0.6 million note receivable was discharged and goodwill of approximately $0.6 million was recorded and is being amortized over 20 years.


ACQUISITION OF MINORITY INTERESTS AND REFRANCHISINGS
During 2000, the Company completed the acquisition of the remaining equity interest in five Learning Centers in the metro New York market. The aggregate purchase price was approximately $1.6 million and was recorded as goodwill and has been amortized over 20 years. The Company issued 154,500 shares of common stock, as well as 10,000 warrants at an exercise price of $4.25, in connection with these purchases.

Through December 31, 1999, the Company completed the acquisition of one franchise Learning Center for a purchase price of approximately $0.2 million and acquired the remaining 49% equity interest in one Learning Center. In connection with the acquisition, goodwill of approximately $0.3 million was recorded and is being amortized over 20 years. The total purchase price related to the Learning Center was approximately $0.3 million.

During 1999, the Company refranchised two Learning Centers during the period, recording a gain of less than $0.1 million. In addition, the Company swapped ownership interests with its Southern California joint venture partner whereby the Company owns 100% of two centers, and its former joint venture partner owns 100% of four centers. Moreover, the former joint venture partner, now franchisee, also purchased the rights to develop an additional eight locations. The gain on this transaction amounted to approximately $1.1 million, which is a result of the net proceeds in excess of the carrying value of the assets sold. This transaction also resulted in the cancellation of two capital leases, resulting in a $0.6 million gain. These amounts are included in other charges and facility actions (see Note 14).

ACQUISITION OF CHILDCARE CENTERS
During the first half of 2001 the Company acquired five childcare centers at a cost of $1.4 million all of which was recorded as goodwill.

During 2001, the Company determined that certain goodwill and fixed assets recorded in connection with prior acquisitions was impaired (see Note 10).

NOTE 20 -- NON-CASH TRANSACTIONS

In the year 2000 and 2001, in accordance with a former executive's termination agreement, the executive tendered 17,500 shares of common stock in exchange for franchise and site development fees estimated at a value of approximately $105,000. In addition, during 2001, the Company repurchased 70,000 shares of common stock in exchange for $122,000 in cash and a note payable of $123,000.


XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

    UNAUDITED FINANCIAL INFORMATION OF TUTOR TIME LEARNING SYSTEMS, INC. AND
                                  SUBSIDIARIES
           (NOT REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)
                                      INDEX


         Condensed Consolidated Balance Sheet (Unaudited and Not Reviewed by
           Independent Certified Public Accountants)

         Condensed Consolidated Statements of Operations (Unaudited and Not
           Reviewed by Independent Certified Public Accountants)

         Condensed Consolidated Statement of Shareholders' Deficiency (Unaudited and Not Reviewed by Independent Certified Public Accountants)

         Condensed Consolidated Statements of Cash Flows (Unaudited and Not
           Reviewed by Independent Certified Public Accountants)

         Notes to Condensed Consolidated Financial Statements (Unaudited and Not
           Reviewed by Independent Certified Public Accountants)

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT FOR SHARE DATA)
    (UNAUDITED AND NOT REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

                                                                                                   MARCH 31,
                                                                                                     2002

ASSETS
CURRENT ASSETS:
     Cash                                                                                        $   1,878
     Accounts receivable                                                                             3,019
     Current portion of notes and other receivables                                                    384
     Prepaid expenses and other current assets                                                         989
                                                                                        -------------------
      Total current assets                                                                           6,270

PROPERTY AND EQUIPMENT                                                                               3,505

NOTES AND OTHER RECEIVABLES                                                                          1,231

INTANGIBLE AND OTHER ASSETS                                                                          9,868

                                                                                        -------------------
      Total assets                                                                                 $20,874
                                                                                        ===================

LIABILITIES AND SHAREHOLDERS' DEFICIENCY
CURRENT LIABILITIES:
     Accounts and drafts payable                                                                $   11,227
     Accrued legal costs                                                                             6,699
     Current portion of long-term debt                                                              15,055
     Current portion of obligations under capital leases                                             2,907
     Deferred franchise and related fees                                                             4,879
     Accrued expenses and other current liabilities                                                  7,911
                                                                                        -------------------
      Total current liabilities                                                                     48,678

REDEEMABLE PREFERRED STOCK:
     Redeemable Preferred stock, Series A, par value $.01 per share:
        3,000,000 shares authorized;  2,920,962 shares issued and outstanding
        at March 31, 2002                                                                            8,220
                                                                                        -------------------
     Redeemable Preferred stock, Series B, par value $.01 per share:
          6,744,109 shares authorized; all issued and outstanding at
          March 31, 2002                                                                            33,928
                                                                                        -------------------
     Redeemable Preferred stock, Series C, par value $.01 per share:
         3,500,000 shares authorized; all issued and outstanding at
         March 31, 2002                                                                             22,075
                                                                                        -------------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' DEFICIENCY
     Common stock, par value $.01 per share:16,000,000 shares authorized;
          4,469,600 shares issued and outstanding at March 31, 2002                                     45
     Additional paid-in capital                                                                      6,235
     Accumulated deficit                                                                          (98,307)
                                                                                        -------------------
      Total shareholders' deficiency                                                              (92,027)
                                                                                        -------------------

        Total liabilities and shareholders' deficiency                                   $         20,874
                                                                                        ===================


The accompanying footnotes are an integral part of the condensed consolidated financial statements.

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)
    (UNAUDITED AND NOT REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

                                                                THREE MONTHS ENDED MARCH 31,
                                                                  2002               2001

Revenues:
     Net revenues from Company-owned centers                      $   14,726         $   15,053
     Royalties and other recurring fees                                1,349              1,209
     Franchise, site development and other related fees                  195              1,053
                                                              ---------------    ---------------
       Total revenues                                                 16,270             17,315
                                                              ---------------    ---------------

Operating expenses:
     Operating expenses of Company-owned centers                      13,950             13,473
     Costs of center development                                         251                429
     Provision for doubtful accounts                                     325                252
     General and administrative expenses                               1,701              1,920
     Legal and litigation expenses                                       287                118
     Depreciation and amortization expense                               499                889

                                                              ---------------    ---------------
       Total operating expenses                                       17,013             17,081
                                                              ---------------    ---------------

Operating (loss) earnings before interest expense and taxes            (743)                234

Interest expense, net                                                  (831)              (892)
                                                              ---------------    ---------------

Loss before income taxes                                             (1,574)              (658)

Provision for state income taxes                                         -                   -
                                                              ---------------    ---------------

Net loss                                                          $  (1,574)          $   (658)
                                                              ===============    ===============


The accompanying footnotes are an integral part of the condensed consolidated financial statements.

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' DEFICIENCY
                    FOR THE THREE MONTHS ENDED MARCH 31, 2002
                        (IN THOUSANDS, EXCEPT SHARE DATA)
    (UNAUDITED AND NOT REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)


                                                              ADDITIONAL
                                        COMMON STOCK           PAID-IN     ACCUMULATED
                                    SHARES        AMOUNT       CAPITAL       DEFICIT          TOTAL

Balance at December 31, 2001      4,469,600      $   45      $  6,235     $  (95,899)     $  (89,619)
   Cumulative dividends
    on Series B and C
    preferred stock                                                             (834)           (834)

     Net loss                                                                 (1,574)         (1,574)
                                 --------------------------------------------------------------------
Balance at March 31, 2002         4,469,600      $   45      $  6,235     $  (98,307)     $  (92,027)
                                 ====================================================================







The accompanying footnotes are an integral part of the condensed consolidated financial statements.

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
    (UNAUDITED AND NOT REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)



                                                        THREE MONTHS ENDED MARCH 31,
                                                             2002        2001
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                $(1,574)   $  (658)
   Adjustments to reconcile net loss to net cash
       provided by operating activities
         Depreciation and amortization                         499        889
         Amortization of credit facility fees                  205        570
         Provision for doubtful accounts                       325        252
         Changes in operating assets and liabilities:
             Accounts, notes and other receivables            (509)      (240)
             Prepaid expenses and other current assets         (25)      (458)
             Other assets                                       (2)       (67)
             Accounts and drafts payable                     2,289         62
             Accrued expenses and other current assets         601       (125)
             Deferred franchise and related fees                88        440
                                                           ------------------
         Net cash provided by operating activities           1,897        665
                                                           ------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of franchises                                    --       (294)
   Capital spending                                             (5)       (79)
                                                           ------------------
         Net cash used in investing activities                  (5)      (373)
                                                           ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Borrowings under long-term debt                              --      2,435
   Repayments under long term debt                          (1,096)      (523)
   Payments made for repurchase of common stock                 --       (122)
   Franchise fee paid by surrendering common stock             105         --
   Financing costs paid                                         --       (468)
   Repayments of obligations under capital leases              (96)       (90)
                                                           ------------------
     Net cash (used in) provided by financing activities    (1,087)     1,232
                                                           ------------------

NET INCREASE IN CASH                                           805      1,524
CASH, BEGINNING OF PERIOD                                    1,073      1,187
                                                           ------------------
CASH, END OF PERIOD
                                                           $ 1,878    $ 2,711
                                                           ==================
Supplemental information:
     Cash paid for interest
                                                           $   461    $   280
                                                           ==================
Acquisitions of franchises:
   Goodwill recorded                                       $    --    $ 1,413
   Fair value of assets acquired                                --         50
   Borrowings of long-term debt and liabilities assumed         --       (300)
   Amounts due sellers                                          --       (869)
                                                           ------------------
                                                           $    --    $   294
                                                           ==================

The accompanying footnotes are an integral part of the condensed consolidated financial statements.

               TUTOR TIME LEARNING SYSTEMS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED AND NOT REVIEWED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS)

NOTE 1 - SUBSEQUENT EVENT -- VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11

On May 10, 2002, Tutor Time Learning Systems, Inc. and subsidiaries (the "Company") filed (the "Filing") voluntary petitions with the United States Bankruptcy Court for the Southern District of Florida (the "Bankruptcy Court") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The case numbers are 02-23563-BKC-PGH through 02-23576-BKC-PGH. Substantially all of the Company assets and select liabilities were purchased on July 19, 2002 by TT Acquisition, LLC, a wholly owned, indirect subsidiary of Childtime Learning Centers, Inc. ("Childtime") in a sale approved by the Bankruptcy Court.

On July 19, 2002, Childtime acquired substantially all of the assets of the Company for an aggregate purchase price of approximately $22,400,000 plus the assumption of certain liabilities. The acquisition was consummated pursuant to an asset purchase agreement dated as of June 28, 2002, approved by the Bankruptcy Court. The assets acquired by Childtime consisted of substantially all of the assets and contract rights used by the Company in its child care operations, which were comprised of 198 company-owned and franchised child care centers operating in 23 states and internationally. As of March 31, 2002, the Company had a shareholders' deficiency of approximately $92.0 million. The liabilities of the Company as of March 31, 2002 do not reflect the claims made pursuant to the Bankruptcy Court proceedings. Claims filed and the allowed amounts related to the Bankruptcy Court proceedings could differ significantly. The Company and/or its subsidiaries are involved in various other lawsuits arising from operations. Amounts were accrued for pending and potential litigation related to various operations of the business but are not intended to reflect the possible outcome of bankruptcy or liquidation proceedings. As a result of the Filing, certain lawsuits are stayed automatically under the Bankruptcy Code.

In October 2002, the Company filed its disclosure statement and plan for liquidation. A Liquidating Trustee will be appointed to oversee the orderly liquidation of the Company's assets. After allowing for objections to claims, the Company anticipates the liquidation will be completed no later than the end of the second quarter 2003. Upon completion of the approved liquidation plan, the Company will liquidate its assets and cease all business activities.

The Liquidation Plan was approved and affirmed at a confirmation hearing on December 16, 2002.

However, since the bankruptcy filing occurred subsequent to March 31, 2002, the accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

The accompanying condensed consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such condensed consolidated financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (d) as to operations, the effect of any changes that may be made in its business.

Substantially all of the Company's prepetition debt is now in default due to the Filing and the Company's inability to meet certain required financial covenants. Although the Filing occurred after the quarter ended March 31, 2002, the accompanying condensed consolidated financial statements reflect the classification of all debt as a current liability.

NOTE 2 -- DESCRIPTION OF BUSINESS

Prior to May 10, 2002, the Company operated, franchised and supervised the real estate development of education-based childcare learning centers under the name "Tutor Time Child Care Learning Centers" ("Learning Centers"). As of March 31, 2002, Tutor Time operated and franchised a total of 207 Learning Centers located in 25 states in the United States, three centers located in Indonesia, two in Hong Kong and one in Canada. Of the 207 centers in operation, 127 were franchised and 80 were Company-owned.

On July 19, 2002, Childtime purchased 134 franchise agreements and 64 company-owned centers (of which 59 were open and operating) from the Company. See Note 1.

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


A. PRINCIPLES OF CONSOLIDATION

The condensed consolidated financial statements include the accounts and balances of Tutor Time Learning Systems, Inc. and its wholly and majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

B. USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates contained in the condensed consolidated financial statements include the allowance for doubtful accounts, the estimate for lease guarantee liabilities, and litigation exposures.

The accompanying condensed consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and, accordingly, include all normal and recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the Company's financial condition, results of operations and cash flows, for the interim periods presented. Management's adjustments have not been audited or reviewed by an independent certified public accountant.

These statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 2001. The results for the 3 months ended March 31, 2002, are not necessarily indicative of results for the entire year.


C. INTANGIBLES AND OTHER ASSETS

Intangibles and other assets consist primarily of the excess cost over the fair values of the net assets of reacquired territories, franchises and Learning Centers (goodwill), security deposits and deferred commissions. Goodwill arising from the reacquired franchises and territories and Learning Centers is amortized on a straight-line basis over 10-20 years. Deferred commissions are the direct costs of franchises and are expensed simultaneously with the recognition of deferred fees (see Note 6).

D. DEFERRED FRANCHISE AND RELATED FEES

Deferred franchise and related fees represent deferred franchise and site development fees, which are recognized as revenue when the franchise center receives a certificate of occupancy. Real estate commissions for Company-owned centers are deferred and amortized over the primary term of the related leases. Real estate commissions for franchised centers are deferred and recognized upon receipt of the building permit.

E. REVENUE RECOGNITION

The Company applies SFAS No. 45, Accounting for Franchisee Fee Revenue, in accounting for franchise-related revenue. Revenue from Company-owned Learning Centers, net of discounts, is recognized in the period the childcare services were provided. Revenue derived from initial franchise fees and site development fees is recognized when the franchise center receives a certificate of occupancy. The franchise and site development fees provide the franchisee with the right to utilize the "Tutor Time" name and related logos, operational training and a "turnkey" childcare facility. Royalties are based on a percentage of the franchisees' revenue and are accrued as earned. Real estate commissions for franchise Learning Centers are recognized when the building permit is received. Real estate commissions for Company-owned Learning Centers are deferred and amortized against rent expense over the primary lease term. Other fees are recognized when the service is provided. Territorial fees, or the exclusive right to develop the Tutor Time name within a specific international geographic area, are recognized upon the execution of the agreement unless collectibility is not reasonably assured at which time such revenue is recognized as the cash is received.

F. INCOME TAXES

The Company provides for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the condensed consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying values and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

G. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. SFAS No. 141 requires, among other things, that the purchase method of accounting for business combinations be used for all business combinations initiated after June 30, 2001. SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires, among other things, that goodwill and other indefinite-lived intangible assets no longer be amortized and that such assets be tested for possible impairment at least annually. The Company has not yet determined the complete effect of SFAS 142 on the Company's condensed consolidated financial statements. In accordance with SFAS No. 142, the Company no longer records amortization expense related to goodwill. Other intangible assets continue to be amortized over their useful lives.


In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. SFAS No. 143 is not expected to have a material effect on the Company's condensed consolidated financial statements.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001, by the FASB and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supercedes SFAS No. 121 on the same topic and establishes an accounting model for the impairment of long-lived assets. The Company believes SFAS No. 144 does not have a significant effect on long-lived assets as of March 31, 2002.

NOTE 4 -- RECEIVABLES

Accounts receivable consist of the following (in thousands):

                                                       March 31,
                                                         2002
     Franchise-related fees                            $   4,004
     Real estate commissions                               2,635
     Architectural fees and other fees                     3,418
     Tuition from Company-owned Learning Centers           3,159
                                                    ------------
                                                          13,216
     Less: deferred fees                                 (6,048)
              allowance for doubtful accounts            (4,149)
                                                    ------------
                                                       $   3,019
                                                    ============


Deferred fees represent a portion of the receivable from franchisees and landlords, which will be recognized as revenue when earned.

NOTE 5 -- PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):


                                                       March 31,
                                                         2002
   Property acquired through capital leases            $  4,809
   Building and leasehold improvements                    1,155
   Equipment and other                                    2,910
                                                    -----------
                                                          8,874
   Less: accumulated depreciation                       (5,369)
                                                    -----------
                                                       $  3,505
                                                    ===========


Property acquired through capital leases consist of the following (in thousands):

                                                       March 31,
                                                         2002
   Building                                            $  1,365
   Equipment                                              3,444
                                                    -----------
                                                          4,809
   Less: accumulated depreciation                       (3,104)
                                                    -----------
                                                       $  1,705
                                                    ===========


NOTE 6 -- INTANGIBLE AND OTHER ASSETS

Intangible and other assets consist of the following (in thousands):

                                                       March 31,
                                                         2002
    Goodwill                                           $  9,820
    Security deposits                                     1,126
    Deferred commissions                                     84
    Other                                                    25
                                                    -----------
                                                         11,055
    Less: accumulated amortization                      (1,187)
                                                    -----------
                                                       $  9,868
                                                    ===========

Effective January 1, 2002, the Company implemented SFAS 142 and thus stopped amortizing goodwill. Total goodwill amortization expense during the quarter ended March 31, 2001 was $355,000. The following pro forma data reflects the elimination of goodwill amortization from the March 31, 2001 results (in thousands):

    MARCH 31, 2001 (EXCLUDING GOODWILL AMORTIZATION)
    Loss before income taxes                           $  (303)
                                                    ===========
    Net Loss                                           $  (303)
                                                    ===========


NOTE 7 -- ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

                                                        March 31,
                                                          2002
    Accrued payroll and payroll-related expenses       $   1,655
    Liability for severance costs                            584
    Security and tuition deposits                          1,391
    Accrued income tax expense                               849
    National advertising fund liability                      818
    Accrued interest                                         168
    Other                                                  2,446
                                                    ------------
                                                       $   7,911
                                                    ============

NOTE 8 -- DEBT

Debt consists of the following (in thousands):

                                                                                  March 31,
                                                                                    2002
Credit facility due September 2003, bearing interest at 3.0 percentage
  points above prime, minimum interest rate of 11.25% (11.25 % at March 31)(a)   $  12,586
Various promissory notes with interest rates ranging from noninterest
  bearing to 13%, maturities from due on demand to 2011                              2,664
                                                                                ----------
                                                                                    15,250
Less: Unamortized value of a warrant issued in connection with the
  credit facility                                                                    (195)
                                                                                ----------
                                                                                    15,055
Less: current maturities of long-term debt(b)                                     (15,055)
                                                                                ----------
                                                                                 $    -
                                                                                ==========

    (a) In March 2001, the Company extended and increased its existing credit facility from $12 million to $20 million. The commitment for the revolving credit portion was increased from $5 million to $8 million. The original credit agreement occurred in March of 2000 and included the issuance of a common stock purchase warrant to the lender for the purchase of 875,259 common shares at a purchase price of $.01 per share. The warrant expires in 2005 and is being amortized over the term of the credit facility. The fair value of the warrant was recorded as a reduction of debt and an increase in additional paid-in capital.

        The lender has a first priority security interest on all the assets of the Company. The financing agreement has certain restrictions and financial covenants which must be maintained by the Company, including, among others, achieving certain quarterly levels of EBITDA. As of March 31, 2002 the Company was not in compliance with certain financial covenants of the agreement.


    (b) Given the Company's lack of liquidity and failure to comply with its debt covenants, all outstanding debt as of March 31, 2002 has been classified as current.

NOTE 9 -- LITIGATION, COMMITMENTS AND CONTINGENCIES

The Company is involved extensively in lawsuits with various vendors, customers, and landlords. Certain consolidated subsidiaries are guarantors on approximately 110 leases operated by franchisees with annual rentals per center averaging approximately $155,000 with lease terms of approximately 12-15 years. As discussed in Note 1, the Company filed for Bankruptcy on May 10, 2002. As of March 31, 2002, the Company has established an accrual of $4.8 million, for the anticipated costs in connection with pending litigation and related anticipated legal fees for defending such actions. The amount of the accrual represents the estimated losses incurred by the Company resulting from lawsuits filed against the Company, but does not purport to reflect the outcome of the bankruptcy or liquidation proceedings.

XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statement has been derived from historical financial statements of Childtime Learning Centers, Inc, ("Childtime") and Tutor Time Learning Systems, Inc. ("Tutor Time"), adjusted to give pro forma effect to the acquisition of Tutor Time by Childtime (the "Transaction"). Childtime completed its acquisition of substantially all of the assets of Tutor Time on July 19, 2002 and has previously filed a Current Report on Form 8-K concerning such transaction on August 6, 2002.

The unaudited pro forma condensed consolidated statement of operations gives pro forma effect to the Transaction as if it had occurred at the beginning of the year and consolidates the operations of Childtime for the year ended March 29, 2002 with the operations of Tutor Time for the year ended December 31, 2001.

The unaudited pro forma condensed consolidated financial statement is presented for informational purposes only and does not purport to represent what our results of operations would actually have been had the Transaction occurred at such time or to project our results of operations for any future period or date.

The pro forma adjustments are based upon available information and various assumptions that we believe are reasonable. The pro forma adjustments and certain assumptions are described in the accompanying notes. The acquisition of Tutor Time has been accounted for using the purchase method of accounting. Allocations of the purchase prices have been determined based upon information presently available and are subject to change. An appraisal is in progress for Tutor Time. The final allocations of the purchase price and the amounts included in the unaudited pro forma financial statement could differ significantly.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                               Childtime       Tutor Time
                                              Year ended       Year ended        Pro forma
                                             Mar. 29,2002     Dec. 31,2001      Adjustments         Pro forma
                                             ------------     ------------      -----------         ---------
Revenue from Learning Center operations       $ 142,399        $  65,377        $ (21,456)(1)       $ 186,320
Revenue from Franchise Operations                  --              7,392             (690)(2)           6,702
Cost of revenues                                129,185           66,387          (23,225)(3)         172,347
                                              ---------        ---------        ----------          ---------
Gross profit                                     13,214            6,382            1,079              20,675

Provision for doubtful accounts                   1,324            2,674             --                 3,998
Marketing expenses                                1,464              802             --                 2,266
General and administrative expenses              11,996           16,327             --                28,323
Restructuring expenses                              578             --               --                   578
Mold remediation expense                          1,005             --               --                 1,005
Failed merger costs                                 952             --               --                   952
Impairment charges                                1,916           18,348          (18,348)(4)           1,916
                                              ---------        ---------        ----------          ---------

Operating (loss) income                          (6,021)         (31,769)          19,427             (18,363)
Interest expense                                    458            4,466            2,632 (5)           7,556
Interest income                                     (53)            --               --                   (53)
Other income, net                                   (10)            --               --                   (10)
                                               ---------        ---------        ----------          ---------

(Loss) income before income taxes                (6,416)         (36,235)          16,795             (25,856)

Income tax benefit                               (2,381)            --             (1,833)(6)          (4,214)
                                              ----------       ----------       ----------          ---------
Net (loss) income                             $  (4,035)       $ (36,235)       $  18,628           $ (21,642)
                                              ==========       ==========       ==========          ==========
Net loss per common share
Basic and diluted                             $   (0.77)       $    --          $    --             $   (4.13)
                                              ==========       ==========       ==========          ==========
Average common shares outstanding
Basic and diluted                                 5,234             --               --                 5,234
                                              ==========       ==========       ==========          ==========



See notes to unaudited pro forma condensed consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma condensed consolidated statement of operations includes adjustments necessary to reflect the estimated effect of the Transaction as if it had occurred on March 29, 2001.

   1. Represents a reduction in revenue from learning center operations to eliminate revenues from Tutor Time centers that were in operation during 2001, but were not acquired by Childtime.

   2. Represents a reduction in revenue from franchise operations to eliminate royalty revenues from Tutor Time franchisees that were in operation during 2001, but whose licenses were not acquired by Childtime as well as an estimate of deferred franchise fee revenues that would have not been acquired.

   3. Represents pro forma adjustments to cost of revenues as follows (in thousands):

         Tutor Time expenses of centers not acquired ( a )     $ (22,465)
         Tutor Time amortization expenses ( b )                   (1,502)
         Intangible asset amortization expenses ( c )                742
                                                            -------------
         Total decrease in cost of revenues                    $ (23,225)

                a. Represents a reduction in cost of revenues to eliminate costs from Tutor Time centers that were in operation during 2001, but were not acquired by Childtime.

                b. Represents an elimination of Tutor Time amortization expense associated with Tutor Time goodwill.

                c. Represents an addition of intangible asset amortization associated with intangible assets acquired from Tutor Time (trade name and trademarks, curriculum, and franchise agreements).

   4. Represents the elimination of Tutor Time impairment charges, which were eliminated as a result of the acquisition.


   5. This amount reflects interest expense of $2.1 million for interest payable at 15% on $14.0 million subordinated loans (the "Subordinated Notes"). The Subordinated Notes were provided by a group of lenders organized by Jacobson Partners, to fund the balance of the Tutor Time acquisition purchase price and to provide related working capital. The Subordinated Notes mature December 31, 2004 and bear interest at 15% of which 7% is payable in cash, with the balance payable in kind by the issuance of additional subordinated notes (the "Additional Subordinated Notes") with interest and principal payable on the earlier of December 31, 2004 or such date on or after March 31, 2003, on which the Company is in compliance with the Senior Debt to EBITDA covenant of the Second Amendment, provided that the Company has consummated the Rights Offering (defined below) and received net cash proceeds (and/or cancelled Subordinated Notes) of at least $7,500,000 from the issuance of Common Stock in such Rights Offering (the "Minimum Equity Agreement"). If the Rights Offering is not consummated and the Minimum Equity Amount is not received on or before July 19, 2003, then until the earlier of December 31, 2004 or the date on which the Company consummates the Rights Offering and receives the Minimum Equity Amount, all interest on the Subordinated Notes will be payable by the issuance of Additional Subordinated Notes. In addition, the interest expense adjustment includes interest expense of $0.5 million for interest payable at 5.25% on $10.1 million provided by the Company's revolving credit facility.

   6. A pro forma tax benefit has been provided against the Tutor Time losses in an amount equal to taxes that could have been recovered by carrying back those losses to prior Childtime tax years. A valuation allowance has been provided against the remaining operating losses.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to be signed on its behalf by the undersigned hereunto duly authorized.


                                  CHILDTIME LEARNING CENTERS, INC.

Date: January 9, 2003             By: /s/ Frank M. Jerneycic
                                     ------------------------------------
                                     Frank M. Jerneycic
                                     Its:  Chief Financial Officer and Treasurer

                                  EXHIBIT INDEX


EXHIBIT           EXHIBIT
NO.               DESCRIPTION

*2.1 Asset Purchase Agreement among TT Acquisition LLC, Tutor Time Learning Systems, Inc. and other sellers named therein, dated as of June 28, 2002.

       The schedules and exhibits to the Asset Purchase Agreement do not contain information which is material to an investment decision, therefore, this report does not include such schedules or exhibits. The Asset Purchase Agreement contains a list briefly identifying the contents of the omitted schedules and exhibits. The Company will furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

*4.1 Second Amendment to Amended and Restated Credit Agreement dated as of July 19, 2002, between Childtime Childcare, Inc. and Bank One, NA.

*4.2 Subordination Agreement dated as of July 19, 2002, among Bank One, NA, Childtime Childcare, Inc. and the subordinated lenders, including the form of Subordinated Promissory Note attached thereto as Schedule B.

*10.1 Option grant letter agreement, dated July 19, 2002, among Childtime Learning Centers, Inc., JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P.

*99.1 Press release regarding the acquisition of Tutor Time's assets, dated July 22, 2002.

*99.2 Press release regarding the appointment of a new President and CEO, dated July 22, 2002.

------------------------
* Previously filed as exhibits to Childtime's Current Report on Form 8-K filed with the Commission on August 6, 2002, and incorporated herein by reference.